Exhibit 21.1

HORTONWORKS, INC.

SUBSIDIARIES OF THE REGISTRANT

Hortonworks Asia Pacific Pte. Ltd.	Singapore

Hortonworks Australia Pty. Ltd.	Australia

Hortonworks, B.V.	Netherlands

Hortonworks Data Platform India Private Limited	India

Hortonworks GmbH	Germany

Hortonworks International Ltd.	Ireland

Hortonworks Japan Co Ltd.	Japan

Hortonworks Kft.	Hungary

Hortonworks Korea Ltd.	Korea

Hortonworks France SARL	France

Hortonworks UK Ltd.	United Kingdom

Pachydermworks, C.V.	Netherlands

Pachydermworks, LLC	Delaware, U.S.A.

SequenceIQ, Inc.	Delaware, U.S.A.

Yertleworks, LLC	Delaware, U.S.A.